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                                                                  EXHIBIT 4.7(b)

                          EXTENDED STAY AMERICA, INC.
                        INCENTIVE STOCK OPTION AGREEMENT
        (covering shares previously granted by Studio Plus Hotels, Inc.)


No. of shares subject to Option:  ((Field1))

     THIS AGREEMENT dated this ___ day of __________, 1997, between EXTENDED STAY AMERICA, INC., a Delaware corporation (the "Company''), and ((Field2)) ("Participant"), is made pursuant and subject to the provisions of the 1995 Stock Incentive Plan (the "Plan") of Studio Plus Hotels, Inc. ("Studio Plus"), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

     1. Grant of Option. Pursuant to the Plan, Studio Plus (which was merged (the "Merger") with and into ESA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub") pursuant to an Agreement and Plan of Merger dated as of January 16, 1997 by and among the Company, Merger Sub, and Studio Plus (the "Merger Agreement")), on ((Field3)) (the "Date of Grant") granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in an Incentive Stock Option Agreement between Studio Plus and the Participant, the right and option (the "Studio Plus Option") to purchase from Studio Plus all or any part of an aggregate of ((Field4)) shares of common stock, par value $.01 per share of Studio Plus at the option price of ((Field5)) per share, being not less than the Fair Market Value of such shares on the Date of Grant. The Studio Plus Option was intended to be an "incentive stock option" within the meaning of Section 422 of the Code. The Company Option (as defined below) is exercisable as hereinafter provided and the Company Option is also intended to be an incentive stock option within the meaning of Section 422 of the Code.

     2. Conversion of Option. Pursuant to the terms of the Merger Agreement and the Option Notice and Assumption Agreement by and among the Company, Studio Plus, and each of the participants in the Plan, as of the Effective Time (as defined in the Merger Agreement), each outstanding Studio Plus Option shall be assumed by the Company in such manner that each such Studio Plus Option shall be converted into an option (the "Company Option") to purchase shares of common stock, par value $.01 per share, of the Company ("Company Common Stock"). At the Effective Time, the Participant's Studio Plus Option will be converted into a Company Option to purchase ((Field1)) shares of Company Common Stock (the "Company Shares") at the option price of ((Field6)) (the "Company Option Price") and such Company Option shall be immediately and fully exercisable, subject to the terms and conditions herein, for all of the Company Shares at the Company Option Price.

     3. Terms and Conditions. The Company Option is subject to the following terms and conditions:

     (a) Expiration Date. The Company Option shall expire ten years from the Date of Grant of the Studio Plus Option (the "Expiration Date").
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     (b)  Exercise of Option.  The Company Option shall be exercisable at the
          Effective Time with respect to all of the shares of Company Common Stock subject to this Company Option if Participant is employed by the Company or an Affiliate on that date. The Company Option shall continue to be exercisable until the termination of Participant's rights hereunder pursuant to paragraph 4, 5, or 6 or until the Expiration Date. A partial exercise of the Company Option shall not affect Participant's right to exercise this Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

     (c) Method of Exercising Option and Payment for Shares. The Company Option shall be exercised by written notice delivered to the attention of the Company's Secretary at the Company's principal office in Ft. Lauderdale, Florida. The exercise date shall be (i) in the case of notice by mail, the date of postmark, or (ii) if delivered in person, the date of delivery. Such notice shall be accompanied by payment of the option price in full, in cash or cash equivalent acceptable to the Company, or by the surrender of shares of Company Common Stock with an aggregate Fair Market Value (determined as of the day preceding the exercise date) which, together with any cash or cash equivalent paid, is not less than the option price for the number of shares for which the Company Option is being exercised.

     (d) Nontransferability. The Company Option may not be transferred, except by will or by the laws of descent and distribution. During Participant's lifetime, this Option may be exercised only by Participant.

     4. Exercise in the Event of Death. Participant's estate or such persons may exercise the Company Option within one year of Participant's death or during the remainder of the period preceding the Expiration Date, whichever is shorter.

     5. Exercise in the Event of Permanent and Total Disability. In the event Participant becomes permanently and totally disabled within the meaning of
Section 22(e)(3) of the Code ("Permanently and Totally Disabled") before the Expiration Date, the Participant may exercise the Company Option within one year of the date he or she ceases to be employed by the Company or an Affiliate as a result of his or her becoming Permanently and Totally Disabled or during the period preceding the Expiration Date, whichever is shorter.

     6. Exercise After Termination of Employment. Upon the termination of Participant's employment with the Company or an Affiliate (except under circumstances described in paragraphs 4 and 5), the Participant may exercise the Company Option within six months following the date of his or her termination of employment with the Company or an Affiliate or during the remainder of the period preceding the Expiration Date, whichever is shorter; provided, however, that if Participant exercises this Option more than three months after termination of employment (other than under circumstances described in paragraphs 4 and 5) this Option's intended status as an "incentive stock option" within the meaning of Code section 422 may be lost.

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     7.  Employment with Successors.  For purposes of this Agreement, employment with a successor of the Company or an Affiliate shall be deemed employment with the Company or an Affiliate, respectively.

     8. Notice. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

     If to the Company:  Extended Stay America, Inc.
                         450 E. Las Olas Boulevard, Suite 1100
                         Ft. Lauderdale, Florida   33301

     If to Participant:  ((Field2))
                         ((Field7))

Any such notice shall be deemed to have been given (a) on the date of postmark, in the case of notice by mail, or (b) on the date of delivery, if delivered in person.

     9. Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share, such fraction shall be disregarded.

     10. No Right to Continued Employment. The Company Option does not confer upon Participant any right to continue in the employ of the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate such employment at any time.

     11. Change in Capital Structure. The terms of the Company Option shall be adjusted as the Company determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions, or consolidations of shares or other similar changes in capitalization.

     12. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

     13. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof (including, without limitation, the provisions of the Plan dealing with exercisability of options upon a Change in Control) and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect at the Effective Time.

     14. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

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     15.  Binding Effect.  Subject to the limitations stated above and in the
Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his or her signature hereto.


                                EXTENDED STAY AMERICA, INC.

                                BY:____________________________________


                                _______________________________________
                                ((Field2)), Participant

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